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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)    *

Metromedia International Group, Inc.
(Name of Issuer)
7¼% Cumulative Convertible Preferred Stock
(Title of Class of Securities)
591695200
(Cusip Number)
Mark C. Wehrly Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
September 7, 2007
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 52 Pages

Exhibit Index Found on Page 50

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Asset Management, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IA, PN

Page 2 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday G.P. (U.S.), L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 3 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 4 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David I. Cohen
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Saurabh K. Mittal
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 6 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Asset Management LLP
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IA, PN

Page 7 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital Limited [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 8 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Nicolas Giauque
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 9 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lars E. Bane
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Davide Leone
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Noonday Capital Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 11,700
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 11,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,700
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 108,800
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 108,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,800
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 13 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 84,200
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 84,200
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,200
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 14 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,600
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,600
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 15 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 19,400
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 19,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,400
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 16 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,700
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,700
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,700
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 17 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 84,029
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 84,029
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,029
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 18 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 225,131
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 225,131
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,131
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.4%
14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 19 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 317,429
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 317,429
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,429
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.7%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 20 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 27 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 28 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 29 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 30 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 31 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 32 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 33 of 52 Pages

13D

CUSIP No. 591695200

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**   The reporting persons making this filing hold an aggregate of 542,560 Preferred Shares, which is 13.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 542,560
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 542,560
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,560
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.1%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 34 of 52 Pages

  Preliminary Note: This Amendment No. 3 to Schedule 13D amends the Schedule 13D initially filed on October 12, 2006 (collectively, with all amendments thereto, the “Schedule 13D”).

The Reporting Persons are filing this Schedule 13D to report that the Reporting Persons are demanding appraisal rights with respect to their Preferred Shares. The Reporting Persons are also demanding appraisal rights with respect to their Common Shares. For more information, see Item 4 below. The Reporting Persons have not effected any transactions in the Preferred Shares or the Common Shares since the filing of the initial Schedule 13D.

The number and percentage of shares reported herein represent shares of the Company's 7.25% Cumulative Convertible Preferred Stock and not shares of the Company's Common Stock, par value $0.01 per share.

Item 2. Identity And Background

Item 2 of the Schedule 13D is amended and restated as follows:

(a)           This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Noonday US Sub-adviser Entities

(i)

Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “First Noonday US Sub-adviser”), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts;

(ii)

Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “Second Noonday US Sub-adviser”), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts; and

(iii)

Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday US Sub-adviser (the “Noonday US General Partner”), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

The First Noonday US Sub-adviser, the Second Noonday US Sub-adviser and the Noonday US General Partner are together referred to herein as the “Noonday US Sub-adviser Entities.”

Page 35 of 52 Pages

The Noonday US Managing Members

(iv)

David I. Cohen (“Cohen”), Andrew J.M. Spokes (“Spokes”) and Saurabh K. Mittal (“Mittal”), the managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner, with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

Cohen, Spokes (in his capacity as managing member of both the First Noonday US Sub-adviser and the Noonday US General Partner) and Mittal are referred to herein as the “Noonday US Individual Reporting Persons.”

The Noonday UK Sub-adviser

(v)

Noonday Asset Management LLP, a limited liability partnership incorporated in the United Kingdom, which is a sub-investment adviser to each of the Funds and the Managed Accounts (the “Noonday UK Sub-adviser”), with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

The Noonday US Sub-adviser Entities and the Noonday UK Sub-adviser are together referred to herein as the “Noonday Sub-adviser Entities.”

Noonday Capital Limited

(vi)	Noonday Capital Limited, a private company limited by shares organized in the United Kingdom, which, until August 17, 2007, was the senior managing member of the Noonday UK Sub-adviser.

The Noonday UK Managing Members

(vii)

Nicolas Giauque (“Giauque"), Lars E. Bane (“Bane”) and Davide Leone (“Leone”), the managing members of the Noonday UK Sub-adviser, with respect to all of the Preferred Shares held by the Funds and the Managed Accounts.

Giauque, Bane and Leone are referred to herein as the “Noonday UK Individual Reporting Persons.” The Noonday US Individual Reporting Persons and the Noonday UK Individual Reporting Persons are referred to herein as the “Noonday Individual Reporting Persons.”

The Noonday Fund

(viii)	Noonday Capital Partners, L.L.C., a Delaware limited liability company (the “Noonday Fund”), with respect to the Preferred Shares held by it.

The Farallon Funds

Page 36 of 52 Pages

(ix)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Preferred Shares held by it;

(x)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Preferred Shares held by it;

(xi)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Preferred Shares held by it;

(xii)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Preferred Shares held by it;

(xiii)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the Preferred Shares held by it; and

(xiv)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Preferred Shares held by it.

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.” The Noonday Fund and the Farallon Funds are together referred to herein as the “Funds.”

The Management Company

(xv)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Preferred Shares held by certain accounts managed by the Management Company (the “Managed Accounts”).

The Farallon General Partner

(xvi)	Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the “Farallon General Partner”), with respect to the Preferred Shares held by each of the Funds.

The Farallon Managing Members

(xvii)

The following persons who are, or with respect to Chun R. Ding were, managing members of both the Farallon General Partner and the Management Company, with respect to the Preferred Shares held by the Funds and the Managed Accounts: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H.

Page 37 of 52 Pages

Pant (“Pant”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J.M. Spokes, Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”).

Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Spokes (in his capacity as managing member of both the Management Company and the Farallon General Partner), Steyer and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.” The Farallon Individual Reporting Persons and the Noonday Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

With respect to certain of the people and entities listed above, this Schedule 13D reports that:

(i)            effective as of January 1, 2007, Douglas M. MacMahon became a managing member of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C., and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date;

(ii)            effective as of July 1, 2007, Ashish H. Pant became a managing member of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C., and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date;

(iii)          effective as of August 22, 2007, Andrew J.M. Spokes became a managing member of Farallon Partners, L.L.C., Farallon Capital Management, L.L.C., Noonday G.P. (U.S.), L.L.C. and Noonday Capital, L.L.C., and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such applicable date;

(iv)          effective as of August 17, 2007, Andrew J.M. Spokes, who until such date had been a managing member of Noonday Asset Management LLP and Chairman of Noonday Capital Limited, resigned from such positions and is therefore no longer a Reporting Person in such capacities;

(v)           effective as of August 17, 2007, Noonday Capital Limited resigned as senior managing member of Noonday Asset Management LLP and is therefore no longer a Reporting Person in such capacity; and

(vi)          effective as of September 10, 2007, Chun R. Ding resigned as a managing member of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C., and as such may no longer be deemed to be a beneficial owner of the securities reported herein.

(b)           The address of the principal business office of (i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 2100, San Francisco, California 94111, (ii) the Noonday US Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202, (iii) the Noonday UK Sub-adviser and Noonday Capital Limited is Burdett House, 15-16 Buckingham Street, London, United Kingdom WC2N 6DU and (iv) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

Page 38 of 52 Pages

(c)     The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the First Noonday US Sub-adviser and the Second Noonday US Sub-adviser, a registered investment adviser, is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday US General Partner is to act as the general partner of the Second Noonday US Sub-adviser. The principal business of the Noonday UK Sub-adviser, a registered investment adviser, is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of Noonday Capital Limited until August 17, 2007 was to act as a managing member of the Noonday UK Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(d)           None of the Funds, the Noonday US Sub-adviser Entities, the Noonday UK Sub-Adviser,Noonday Capital Limited, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)            None of the Funds, the Noonday US Sub-adviser Entities, the Noonday UK Sub-Adviser,Noonday Capital Limited, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)            The citizenship of each of the Funds, the Noonday US Sub-adviser Entities, the Noonday UK Sub-adviser, Noonday Capital Limited, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal, Pant, Spokes, Giauque, Bane and Leone is a citizen of the United States. Mittal and Pant are citizens of India. Spokes, Giauque, Bane and Leone are citizens of the United Kingdom, France, Sweden and Italy, respectively.

The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 4. Purpose Of The Transaction

Item 4 of the Schedule 13D is amended and supplemented as follows:

As reported by the Company in its Form 8-K filed with the SEC on August 23, 2007, on August 22, 2007, the acquisition of the Company by CaucusCom Ventures L.P., (the “Parent”) was completed by means of a merger (the “Merger”) of CaucusCom Mergerco Corp, a wholly-owned subsidiary of Parent , with and into the Company with the Company as the surviving corporation. In connection with the Merger, the Funds and the Managed Accounts have demanded appraisal

Page 39 of 52 Pages

rights with respect to all of the Preferred Shares reported herein, as well as the 1,330,000 Common Shares owned in aggregate by such entities.

The Reporting Persons currently anticipate that, as a result of the appraisal rights litigation, they will in the future dispose of their Preferred Shares. Notwithstanding the foregoing, depending upon an ongoing evaluation of the investment in the Preferred Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations, the Reporting Persons may retain ownership of some or all of their Preferred Shares, may acquire ownership of additional Preferred Shares and/or dispose of any or all of their Preferred Shares. No Reporting Person has made a determination regarding a maximum or minimum number of Preferred Shares which it may hold at any point in time.

The Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company and any other persons regarding the Company, including but not limited to its operations and any appraisal rights proceedings with respect to either the Preferred Shares and/or the Common Shares (together, “Appraisal Proceedings”) .

Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D.

The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto and expressly reserve all rights available to them with respect to the Appraisal Proceedings.

Item 5. Interest In Securities Of The Issuer

Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

(a)	The Funds

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 4,140,000 Preferred Shares outstanding as of June 13, 2007 as reported by the Company in Exhibit 2.1 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2007.

(c)	None.

(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Funds as

Page 40 of 52 Pages

reported herein. The Noonday US General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday Sub-adviser andthe Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(b)	The Noonday Sub-adviser Entities

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

(c)	None.

(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Funds as reported herein. Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Managed Accounts as reported herein. The Noonday US General Partner is the general partner of the Second Noonday US Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	As of August 17, 2007, Noonday Capital Limited is no longer the deemed beneficial owner of any of the Preferred Shares reported herein.

(c)	The Noonday Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

(c)	None.

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(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Funds as reported herein. Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Managed Accounts as reported herein. The Noonday US General Partner is the general partner of the Second Noonday US Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

(d)	The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)	None.

(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Managed Accounts as reported herein. The Noonday US General Partner is the general partner of the Second Noonday US Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Management Company.

(e)	Not applicable.

(e)	The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

Page 42 of 52 Pages

(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Funds as reported herein. The Noonday US General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(f)	The Farallon Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)

Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Funds as reported herein. Each of the First Noonday US Sub-adviser, the Second Noonday US Sub-adviser, the Noonday UK Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Preferred Shares held by the Managed Accounts as reported herein. The Noonday US General Partner is the general partner of the Second Noonday US Sub-adviser. The Noonday US Individual Reporting Persons are managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner. The Noonday UK Individual Reporting Persons are managing members of the Noonday UK Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	As of September 10, 2007, Ding is no longer the deemed beneficial owner of any of the Preferred Shares reported herein.

The Preferred Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday US Sub-adviser, the Second Noonday US

Page 43 of 52 Pages

Sub-adviser and the Noonday UK Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday US General Partner, as general partner to the Second Noonday US Sub-adviser, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday US Individual Reporting Persons, as managing members of both the First Noonday US Sub-adviser and the Noonday US General Partner, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Noonday UK Individual Reporting Persons, as managing members of the Noonday UK Sub-adviser, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Preferred Shares owned by the Funds and the Managed Accounts. Each of the Noonday US Sub-adviser Entities, the Noonday UK Sub-adviser, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Preferred Shares.

Item 7. Materials To Be Filed As Exhibits

There is filed herewith as Exhibit 4 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

Page 44 of 52 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2007

/s/ Monica R. Landry

NOONDAY CAPITAL, L.L.C.,

On its own behalf and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Monica R. Landry, Attorney-in-fact

/s/ Monica R. Landry

NOONDAY G.P. (U.S.), L.L.C.,

NOONDAY CAPITAL LIMITED, and

NOONDAY ASSET MANAGEMENT LLP

By Monica R. Landry, Attorney-in-fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry, Managing Member

Page 45 of 52 Pages

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Lars E. Bane, David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Nicolas Giauque, Davide Leone, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C., and Cohen authorizing Landry to sign and file this Schedule 13D on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc.,are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday Asset Management LLP, Noonday Capital Limited, Spokes, Giauque, Bane and Leone authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with the Schedule 13G filed with the Securities and Exchange Commission on August 21, 2006, by such Reporting Persons with respect to the 7¼ Cumulative Convertible Preferred Stock of Metromedia International Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Steyer, and Wehrly authorizing Landry to sign and file this Schedule 13D on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Persons with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.

Page 46 of 52 Pages

ANNEX 1

Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	The First Noonday US Sub-adviser

(a)	Noonday G.P. (U.S.), L.L.C.
(b)	c/o Noonday Asset Management, L.P.
227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)	Serves as sub-investment adviser to investment funds and managed accounts
(d)	Delaware limited liability company
(e)	Managing Members: David I. Cohen and Saurabh K. Mittal

2.	The Second Noonday US Sub-adviser

(a)	Noonday Asset Management, L.P.
(b)	227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)	Serves as sub-investment adviser to investment funds and managed accounts
(d)	Delaware limited partnership
(e)	General Partner: Noonday Capital, L.L.C., the Noonday US General Partner

3.	The Noonday US General Partner

(a)	Noonday Capital, L.L.C.
(b)	c/o Noonday Asset Management, L.P.
227 West Trade Street, Suite 2140
Charlotte, North Carolina 28202
(c)	Serves as general partner of the Second Noonday Sub-adviser
(d)	Delaware limited liability company
(e)	Managing Members: David I. Cohen and Saurabh K. Mittal

4.	The Noonday US Individual Reporting Persons

David I. Cohen is a citizen of the United States. Andrew J.M. Spokes is a citizen of the United Kingdom. Saurabh K. Mittal is a citizen of India. The business address of each of the Noonday US Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday US Individual Reporting Persons is serving as the managing member of both the First Noonday US Sub-adviser and the Noonday US General Partner.  The Noonday US Individual Reporting Persons do not have any additional information to

Page 47 of 52 Pages

disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.	The Noonday UK Sub-adviser

(a)	Noonday Asset Management LLP
(b)	Burdett House
15-16Buckingham Street
London, United Kingdom WC2N 6DU
(c)	Serves as sub-investment adviser to investment funds and managed accounts
(d)	Limited liability partnership incorporated in the United Kingdom
(e)	Managing Members: Nicolas Giauque, Lars E. Bane and Davide Leone, Managing Members

6.	Noonday Capital Limited

(a)	Noonday Capital Limited
(b)	Burdett House
15-16 Buckingham Street
London, United Kingdom WC2N 6DU
(c)	Until August 17, 2007, served as a managing member to the Noonday UK Sub-adviser
(d)	Private company limited by shares organized in the United Kingdom
(e)	Sole Director: Nicolas Giauque

7.	The Noonday UK Individual Reporting Persons

Nicolas Giauque is a citizen of France. Lars E. Bane is a citizen of Sweden. Davide Leone is a citizen of Italy. The business address of each of the Noonday UK Individual Reporting Persons is c/o Noonday Asset Management LLP, Burdett House, 15-16 Buckingham Street, London, United Kingdom WC2N 6DU. The principal occupation of each of the Noonday UK Individual Reporting Persons is serving as the managing member of the Noonday UK Sub-adviser. The Noonday UK Individual Reporting Persons do not have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

8.	The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100

San Francisco, California 94111

(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)

Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H.

Page 48 of 52 Pages

Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes, Gregory S. Swart and Mark C. Wehrly, Managing Members.

9.	The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, California 94111

(c)	Serves as general partner to investment partnerships
(d)	Delaware limited liability company
(e)

Managing Members: Thomas F. Steyer, Senior Managing Member; William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes, Gregory S. Swart and Mark C. Wehrly, Managing Members.

10.	Managing Members of the Management Company and the Farallon General Partner

Each of the managing members of the Management Company and the Farallon General Partner other than Swart, Pant and Spokes is a citizen of the United States. Swart is a citizen of New Zealand. Pant is a citizen of India. Spokes is a citizen of the United Kingdom. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 49 of 52 Pages

EXHIBIT INDEX

EXHIBIT 4	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 50 of 52 Pages

EXHIBIT 4

to

SCHEDULE 13D

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: September 10, 2007

/s/ Monica R. Landry

NOONDAY CAPITAL, L.L.C.,

On its own behalf and as the General Partner of

NOONDAY ASSET MANAGEMENT, L.P.

By Monica R. Landry, Attorney-in-fact

/s/ Monica R. Landry

NOONDAY G.P. (U.S.), L.L.C.,

NOONDAY CAPITAL LIMITED, and

NOONDAY ASSET MANAGEMENT LLP

By Monica R. Landry, Attorney-in-fact

Page 51 of 52 Pages

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,

and as the Managing Member of

NOONDAY CAPITAL PARTNERS, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Lars E. Bane, David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Nicolas Giauque, Davide Leone, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes, Thomas F. Steyer and Mark C. Wehrly

Page 52 of 52 Pages